CONSULTING AGREEMENT

This Agreement made by and between ProUroCare Medical Inc., with a place of business at 6440 Flying Cloud Drive, Suite 101, Eden Prairie, Minnesota 55344 (“PUC”), and Stan Myrum d/b/a LHG Consulting, Inc., with an address at 7348 Xene Lane North, Maple Grove, Minnesota 55311 (“Consultant”), this 8th day of May, 2013, with terms effective as of April 23, 2013;

WHEREAS, PUC wishes to avail itself, under the terms of this Agreement, of the services of Consultant;

WHEREAS, Consultant is agreeable, under the terms of this Agreement, to provide services to PUC;

NOW, THEREFORE, the parties agree as follows:

I.	Duties

A.	Consultant shall provide services to PUC as its interim Chief Executive Officer (“CEO”). Consultant, as PUC’s CEO, shall direct PUC’s strategic initiatives, oversee its operations, manage its relationships with potential strategic partners, inventors and participate in the recruitment of a full-time CEO and other reasonable duties requested by PUC’s Board of Directors.

B.	All such services shall be rendered at such times as are agreed to between PUC and the Consultant and shall be subject to the reasonable conflicting scheduling obligations of the Consultant.

II.	Compensation

A.	In consideration for Consultant’s services under this Agreement, PUC shall pay Consultant as follows:

1.	Consultant shall be paid at the rate of one hundred dollars ($100.00) per hour. Consultant shall prepare a monthly statement identifying the services provided and the hours spent providing such services and PUC shall pay such statement within thirty (30) days of its receipt, unless making such payment would seriously jeopardize PUC’s ability to meet the milestones needed to obtain FDA clearance to commercialize its ProUroScan device, in which case payment shall be made as soon thereafter as reasonably feasible; and

2.	Consultant shall be provided a commitment fee of one hundred fifty thousand (150,000) warrants to purchase common stock of PUC. The warrants shall vest upon the first to occur of a) PUC’s first commercialization of its ProUroScan device, defined as a first sale, lease, procedure payment or other activity in which monies are received by PUC but excluding any placements at KOL sites for post-market studies, or b) a Change in Control of PUC, as defined in Section XIII herein. The warrants may be exercised on a cashless basis for five (5) years after they vest at an exercise price of fifty cents ($0.50) per share.

B.	PUC will reimburse Consultant in accordance with its normal reimbursement policy for reasonable travel and other expenses incurred at PUC’s request in carrying out the Consultant’s duties under this Agreement. Reimbursement for approved expenses will be made within thirty (30) days of receipt from the Consultant of an itemized expense report.

III.	D&O Insurance

In consideration for Consultant agreeing to perform the duties as CEO of PUC, PUC agrees to secure and maintain D&O insurance of a type and in an amount typically obtained by companies similarly situated to PUC to protect Consultant from liability incurred as a result of Consultant’s performance of his duties as CEO of PUC. Additionally, PUC agrees to indemnify and hold harmless Consultant from and against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorney’s fees which Consultant may suffer as a result of or relating to Consultant’s activities as CEO of PUC, unless Consultant’s actions constitute fraud, gross negligence, willful misconduct or malfeasance.

IV.	Confidentiality

Consultant acknowledges that in the performance of Consultant’s work hereunder Consultant may obtain access to Confidential Information (as defined below) of PUC. Consultant agrees, during and for five (5) years from the date of expiration or termination of this Agreement, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out Consultant’s work and services hereunder, any such Confidential Information. As used herein Confidential Information means any technical or non-technical information or data in written, oral or tangible form (including samples, models and prototypes) relating to PUC’s business or potential business operations or with respect to PUC’s research and development activities (including but not limited to new products or accessories, not generally available to or known to the public) that is disclosed to Consultant by or on behalf of PUC, or learned by Consultant pursuant to Consultant’s work hereunder. Furthermore, any technical or non-technical information or data developed or generated in whole or in part by Consultant pursuant to Consultant work hereunder (including without limitation any reports prepared by Consultant) shall be deemed Confidential Information. Upon completion of Consultant’s work hereunder or other termination of this Agreement, Consultant will return to PUC, as and if requested by PUC, all documents (including all copies thereof) and all tapes or other embodiments of information or data in each case containing or constituting Confidential Information disclosed to or generated by Consultant in connection with this Agreement as well as samples, models or prototypes supplied by PUC.

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V.	Ideas/Assignments

A.	During the term of this Agreement, it is contemplated that Consultant may generate ideas, inventions, improvements or suggestions, whether or not patentable (“Ideas”) connected with the delivery of services and the performance of duties under this Agreement. If an Idea is generated from the services provided and duties performed under this Agreement by Consultant, irrespective of whether such Idea is made alone or in conjunction with others at PUC or elsewhere, Consultant agrees to disclose such Idea and assign it to PUC in a form satisfactory to its Counsel. Any such Ideas shall be deemed as “works made for hire” unless applicable law requires otherwise.

B.	Consultant further agrees to render assistance as PUC may require to perfect such assignment and to execute any documents required to publish, patent or protect such Idea in any patent office or in litigation. Following expiration or termination of this Agreement, Consultant agrees to provide such assistance, as may be reasonably requested by PUC, at Consultant’s then prevailing hourly consulting rate.

C.	Any Ideas which Consultant believes to be proprietary or confidential to him/her, if disclosed to PUC shall be deemed as “works made for hire” unless disclosed under a separate agreement which is crafted to preserve the confidentiality and any proprietary rights Consultant may have to the Idea.

VI.	Copyrightable Materials

Copyrightable materials that Consultant develops under this Agreement shall be the property of PUC. Consultant agrees to assign such copyrightable materials to PUC and to sign any documents required by applicable copyright statutes in this or any other country. These copyrightable materials shall be deemed as “works made for hire” unless applicable law requires otherwise.

VII.	Conflict of Interest

During the period of this Agreement, Consultant will not serve as a Consultant or provide services or perform duties for any third party within the Field of Prostate Cancer Diagnostic Products and Services or enter into any other agreement inconsistent with any term of this Agreement unless specifically agreed to in writing by the Board of Directors of PUC. Consultant shall, however, be permitted to act as a consultant and/or provide services to third parties on terms not inconsistent with any term of this Agreement.

VIII.	Independent Contractor

A.	It is expressly understood and agreed that for all purposes, including but not limited to workers’ compensation insurance, unemployment insurance, FICA, and federal and state tax withholding, Consultant shall be deemed to be an independent contractor and not an employee of PUC. As such, Consultant shall not be entitled to the benefits that PUC provides to its employees.

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B.	Conduct and control of the work performed under this Agreement by Consultant or Consultant’s agents or employees lies solely with Consultant.

C.	In the event PUC is liable for any withholding taxes, unemployment compensation or workers’ compensation associated with Consultant’s performance of this Agreement, Consultant agrees to indemnify PUC for all such payments paid or payable on Consultants’ behalf.

IX.	General Provisions

A.	This Agreement represents the only Agreement relating to this subject matter between the parties hereto. All past or contemporaneous discussions, agreements, understandings, or proposals, whether oral or written, are superseded by this Agreement.

B.	If any part of this Agreement is unenforceable, that will not affect any other part. This Agreement will be read as if the unenforceable parts were omitted.

C.	This Agreement shall be construed and interpreted under and in accordance with the laws of the State of Minnesota, United States of America.

D.	No modifications to this Agreement can be made except in writing, signed by Consultant and PUC.

E.	This Agreement may be executed in one or more counterpart copies, each of which shall have the same force and effect as an original.

F.	No rights or obligations under this Agreement may be assigned or subcontracted by any party without the prior written consent of the other party. Any such attempted assignment or subcontract is void.

X.	Duration of Agreement

A.	This Agreement is effective as of the date first above written and shall continue in effect until July 31, 2013 (the “Initial Period”). Thereafter, unless one party gives the other notice of its desire to have this Agreement expire, it shall be automatically renewed for additional periods of two (2) months each on the same terms as set forth herein, except that Consultant shall be entitled to a bonus payment as follows for each such renewal (the “Bonus”). The Bonus shall be as mutually agreed upon by Consultant and the Board of Directors of PUC. The above notwithstanding, either party may terminate this Agreement with or without cause at any time by giving thirty (30) days’ written notice to the other party.

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B.	The terms of Section IV on Confidentiality, and Section V on Ideas/Assignments, and Section XII on Use of Consultant’s Name shall survive the expiration or early termination of this Agreement.

XI.	Binding Arbitration

Any dispute related to this Agreement between the Consultant and PUC, including its formation, performance, or termination, which cannot be resolved within a reasonable time, may be referred by any of the parties to binding arbitration in accordance with the Rules for Non-Administered Arbitration of Business Disputes of the Center for Public Resources, Inc., in effect as of the date of this Agreement. Such arbitration, which the parties intend to substitute for litigation, shall occur in Minneapolis, Minnesota, and the arbitration results may be entered as a final judgment in a court with jurisdiction. Such arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Section 1-16 et seq.). All parties shall be responsible for their own costs and fees (including attorney’s fees), and shall divide common costs and fees equally. Any contrary provisions of the United States Arbitration Act notwithstanding, the parties expressly stipulate and agree that the arbitrator is not empowered to award damages in excess of actual damages; punitive, exemplary or treble damages are expressly agreed to be beyond the powers conferred upon the arbitrator. The parties further agree that the award rendered by the arbitrator shall not constitute a basis for collateral estoppel as to any issue.

XII.	Use of Consultant’s Name

Consultant consents to the use of the Consultant’s name, without prior written approval, in appropriate PUC materials such as, but not limited to, PUC publications, press releases, SEC filings, and offering memoranda.

XIII.	Change in Control

For Purposes of this Agreement, a “Change in Control” is defined as follows:

(i)	When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Securities Exchange Act, but excluding PUC or any subsidiary or parent or any Executive benefit plan sponsored or maintained by PUC or any subsidiary or parent (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act, as amended from time to time) of securities of PUC representing greater than fifty (50) percent of the combined voting power of PUC’s then outstanding securities; or,

(ii)	PUC is party to a merger or consolidation, or series of related transactions, which results in the voting securities of PUC outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of PUC or such surviving or other entity outstanding immediately after such merger or consolidation;

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(iii)	the sale or disposition of all or substantially all of PUC’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv)	the dissolution or liquidation of PUC; or

(v)	any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

PROUROCARE MEDICAL INC.		CONSULTANT

By	/s/ Robert J. Rudelius	By	/s/ Stan Myrum

Title	Vice-Chairman	Title	President

Date	May 8, 2013	Date	May 8, 2013

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